                                                                    Exhibit 12.1


                             NORDSTROM CREDIT, INC.
                 COMPUTATION OF RATIO OF EARNINGS AVAILABLE FOR
                         FIXED CHARGES TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

FISCAL YEAR                               2004        2003        2002        2001        2000
------------------------------------     -------     -------     -------     -------     -------
Earnings before income taxes             $72,353     $71,738     $75,306     $23,429     $15,265

Fixed charges
  (interest cost)                        $23,456      22,022      23,786      25,012      29,339
                                         -------     -------     -------     -------     -------

Earnings available for fixed charges     $95,809     $93,760     $99,092     $48,441     $44,604
                                         =======     =======     =======     =======     =======

RATIO OF EARNINGS AVAILABLE
  FOR FIXED CHARGES TO FIXED CHARGES        4.08        4.26        4.17        1.94        1.52
                                         =======     =======     =======     =======     =======